Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Ronald L. Thigpen

President and Chief Operating Officer

Southeastern Bank Financial Corp.

706-481-1014

Southeastern Bank Financial Corp. Reports Second Quarter

2016 Earnings and Declares Dividend

AUGUSTA, Ga., July 29, 2016 – Southeastern Bank Financial Corp. (OTCQB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T), today reported quarterly net income of $4.5 million for the three months ended June 30, 2016, or $0.67 in diluted earnings per share, compared to $5.7 million, or $0.85 in diluted earnings per share, in the second quarter of 2015. On June 16, 2016, the Company entered into a definitive merger agreement to merge with South State Corporation pending regulatory and shareholder approval.

"We are pleased to report continued solid performance of the Company for the second quarter of 2016," said President and Chief Operating Officer Ronald L. Thigpen. "Absent the impact of $1.1 million in merger related expenses and the prior year credit for loan losses, the operating performance results compare favorably with the second quarter in 2015. Our balance sheet continued to grow as we experienced loan growth and strong deposit growth during the first half of 2016. Non-interest income reflected a significant increase with the gain on sale of loans from mortgage originations up 35.4 percent from the year ago quarter. Asset quality continued to improve but credit costs were higher as the second quarter of 2015 reflected a large recovery on a problem loan. Overall, we continue to perform well reflecting an annualized 0.96 percent return on average assets and an annualized 10.05 percent return on average equity for the second quarter of 2016.”

Total assets at June 30, 2016, were $1.9 billion, an increase of $61.3 million or 3.3 percent from December 31, 2015. Loans outstanding at the end of the second quarter were $1.04 billion, an increase of $13.0 million from December 31, 2015, and an increase of $71.8 million from June 30, 2015. Total deposits were $1.6 billion at June 30, 2016, an increase of $55.4 million from December 31, 2015, and an increase of $50.1 million from June 30, 2015. Cash and cash equivalents totaled $90.9 million at the end of the second quarter of 2016.

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Net interest income for the second quarter of 2016 totaled $13.8 million, a decrease of 1.1 percent from $13.9 million for the same period in 2015. Noninterest income for the second quarter totaled $5.9 million, an increase from $4.0 million for the same period a year ago, primarily due to an increase in investment securities gains (losses), net and gain on sale of loans from mortgage originations. In the prior year quarter, the Company recognized losses on investment securities of $897 thousand. Noninterest expense was $12.9 million in the second quarter of 2016, a 5.9 percent increase from a year ago resulting from merger related expenses of $1.1 million.

The net interest margin was 3.14 percent for the quarter-ended June 30, 2016, compared to 3.23 percent for the quarter-ended March 31, 2016, and 3.32 percent for the quarter-ended June 30, 2015. Annualized return on average assets (ROA) was 0.96 percent for the second quarter of 2016, compared to 1.03 percent for the first quarter of 2016 and 1.27 percent for the second quarter of 2015. Annualized return on average shareholders’ equity (ROE) was 10.05 percent compared to 14.15 percent from the second quarter of 2015.

Nonperforming assets at June 30, 2016 were 0.72 percent of total assets, compared to 0.97 percent at December 31, 2015, and 0.86 percent at June 30, 2015. Net charge-offs for the second quarter of 2016 totaled 0.07 percent of average loans on an annualized basis, compared to 0.48 percent annualized in the fourth quarter of 2015 and negative 0.28 percent annualized in the second quarter of 2015. The company held $398 thousand in OREO at June 30, 2016, compared to $360 thousand at December 31, 2015, and $922 thousand at June 30, 2015.

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The company's loan-loss provision expense was $40 thousand for the second quarter of 2016, compared to $428 thousand in the previous quarter, and negative $2.7 million in the second quarter of 2015. The allowance for loan losses at June 30, 2016, was $21.4 million, or 2.06 percent of loans outstanding, compared to $21.4 million, or 2.08 percent of loans outstanding, at December 31, 2015, and $23.4 million, or 2.41 percent of loans outstanding, at June 30, 2015.

"Our core earnings continue to be challenged by the low interest rate environment and its resulting impact on the net interest margin, but we are encouraged by the increases in mortgage origination volume along with loan and deposit growth,” said Thigpen. "We are excited about the upcoming merger with South State Bank and look forward to continuing to strongly support our longstanding relationships with our customers and the communities we serve.”

On July 20, 2016, the company's Board of Directors declared a regular quarterly cash dividend of $0.16 per share of common stock payable on August 19, 2016, to shareholders of record as of August 5, 2016.

About Southeastern Bank Financial Corp.

Southeastern Bank Financial Corp. is the $1.9 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices, three full-service offices in Aiken County, S.C., operating as Southern Bank & Trust and one limited service Loan Production Office in Athens, Ga. The company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provide wealth management and trust services. The company's common stock is publicly traded under the symbol SBFC on OTCQB. Investors can find Real-Time quotes and market information for the Company on www.otcmarkets.com or by visiting the Company's Web site, www.georgiabankandtrust.com.

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Safe Harbor Statement - Forward-Looking Statements

Statements included in this communication which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward looking statements. Southeastern Bank Financial Corporation (“SBFC”) cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties, include, among others, the following possibilities: the occurrence of any event, change or other circumstances that could give rise to right of one or both of the parties to terminate the definitive merger agreement between South State Corporation (“SSB”) and SBFC; the outcome of any legal proceedings that may be instituted against SSB or SBFC; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction), and shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where SSB and SBFC do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; SSB’s ability to complete the acquisition and integration of SBFC successfully; credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; liquidity risk affecting the bank’s ability to meet its obligations when they come due; price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; transaction risk arising from problems with service or product delivery; compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; strategic risk resulting from adverse business decisions or improper implementation of business decisions; reputation risk that adversely affects earnings or capital arising from negative public opinion; terrorist activities risk that results in loss of consumer confidence and economic disruptions; cybersecurity risk related to SSB’s dependence on internal computer systems and the technology of outside service providers, as well as the potential impacts of third-party security breaches, subjects the company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; economic downturn risk resulting changes in the credit markets, greater than expected noninterest expenses, excessive loan losses and other factors and the implementation of federal spending cuts currently scheduled to go into effect; and other factors that may affect future results of SSB and SBFC. Additional factors that could cause results to differ materially from those described above can be found in SSB’s Annual Report on Form 10-K for the year ended December 31, 2015 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarter ended March 31, 2016, each of which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of SSB’s website, http://www.southstatebank.com, under the heading “SEC Filings” and in other documents SSB files with the SEC, and in SBFC’s Annual Report on Form 10-K for the year ended December 31, 2015 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarter ended March 31, 2016, each of which is on file with the SEC and in other documents SBFC files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither SSB nor SBFC assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

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SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	June 30,
	2016	December 31,
	(Unaudited)	2015
Assets
Cash and due from banks	$61,858	$40,181
Interest-bearing deposits in other banks	29,077	2,736
Cash and cash equivalents	90,935	42,917
Available-for-sale securities	696,257	691,563
Loans held for sale, at fair value	13,737	18,647
Loans	1,027,047	1,009,149
Less allowance for loan losses	21,401	21,367
Loans, net	1,005,646	987,782

Premises and equipment, net	26,483	27,398
Accrued interest receivable	6,272	6,331
Bank-owned life insurance	43,827	43,167
Restricted equity securities	5,478	5,169
Other real estate owned	398	360
Deferred tax asset	9,302	13,958
Other assets	3,293	3,073
	$1,901,628	$1,840,365
Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$243,546	$229,002
Interest-bearing:
NOW accounts	441,266	401,674
Savings	555,080	548,729
Money management accounts	18,950	16,330
Time deposits	325,611	333,345
	1,584,453	1,529,080

Securities sold under repurchase agreements	631	15,684
Advances from Federal Home Loan Bank	90,000	85,000
Accrued interest payable and other liabilities	21,508	20,688
Subordinated debentures	20,000	20,000
Total liabilities	1,716,592	1,670,452

Stockholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; 0 shares outstanding in 2016 and 2015, respectively	-	-
Common stock, $3.00 par value; 10,000,000 shares authorized; 6,746,897 and 6,745,818 shares issued in 2016 and 2015, respectively; 6,746,897 and 6,745,818 shares outstanding in 2016 and 2015, respectively	20,241	20,237
Additional paid-in capital	64,002	63,637
Retained earnings	94,287	87,250
Treasury stock, at cost; 0 shares in 2016 and 2015, respectively	-	-
Accumulated other comprehensive income (loss), net	6,506	(1,211)
Total stockholders' equity	185,036	169,913
	$1,901,628	$1,840,365

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SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Statements of Comprehensive Income

(Dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Interest income:
Loans, including fees	$11,823	$12,187	$23,777	$23,712
Investment securities	3,894	3,798	7,743	7,445
Interest-bearing deposits in other banks	70	17	107	34
Total interest income	15,787	16,002	31,627	31,191
Interest expense:
Deposits	1,384	1,451	2,759	2,911
Securities sold under repurchase agreements	-	2	10	5
Other borrowings	633	626	1,259	1,264
Total interest expense	2,017	2,079	4,028	4,180

Net interest income	13,770	13,923	27,599	27,011
Provision (Credit) for loan losses	40	(2,690)	468	(2,143)
Net interest income after provision for loan losses	13,730	16,613	27,131	29,154

Noninterest income:
Service charges and fees on deposits	1,805	1,843	3,570	3,587
Gain on sales of loans	2,381	1,758	4,069	3,312
Loss on sale of fixed assets, net	-	(62)	-	(61)
Investment securities gains (losses), net	133	(897)	369	(840)
Retail investment income	554	520	1,092	1,046
Trust service fees	383	355	737	691
Earnings from cash surrender value of bank-owned life insurance	331	281	660	559
Miscellaneous income	325	221	630	444
Total noninterest income	5,912	4,019	11,127	8,738
Noninterest expense:
Salaries and other personnel expense	7,014	6,662	13,786	13,249
Occupancy expenses	1,073	1,030	2,164	2,048
Other real estate losses (gains), net	7	(46)	7	(112)
Prepayment fees	-	955	-	955
Merger-related expenses	1,057	-	1,057	-
Other operating expenses	3,784	3,610	7,633	7,136
Total noninterest expense	12,935	12,211	24,647	23,276

Income before income taxes	6,707	8,421	13,611	14,616
Income tax expense	2,207	2,732	4,415	4,720
Net income	$4,500	$5,689	$9,196	$9,896

Other comprehensive income (loss):
Unrealized (loss) gain on derivatives	$(317)	$608	(960)	242
Unrealized gain (loss) on securities available-for-sale	5,831	(7,729)	13,959	(3,466)
Reclassification adjustment for realized (gain) loss on securities, net of OTTI	(133)	897	(369)	840
Tax effect	(2,093)	2,421	(4,913)	927
Total other comprehensive income (loss)	3,288	(3,803)	7,717	(1,457)
Comprehensive income	$7,788	$1,886	$16,913	$8,439

Basic net income per share	$0.67	$0.85	$1.37	$1.48

Diluted net income per share	0.67	$0.85	1.37	1.47

Weighted average common shares outstanding	6,725,897	6,702,843	6,722,027	6,698,948

Weighted average number of common and common equivalent shares outstanding	6,738,344	6,713,661	6,734,789	6,710,415

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